Exhibit 99.1

Investor Relations

Amy Dahl

Managing Director, Corporate Communications and Investor Relations

(952) 887-8917, amy.dahl@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Completes Previously Announced Acquisition

of BOSS® Professional Snow and Ice Management Business

BLOOMINGTON, Minn. (November 14, 2014) — The Toro Company (NYSE: TTC) today announced that it has completed the acquisition of the BOSS® professional snow and ice management business for approximately $227 million, subject to post-closing adjustments. The signing of the definitive purchase agreement for the acquisition was previously announced on October 27, 2014 and a copy of that press release can be found at www.thetorocompany.com/bossagreement. BOSS designs, manufactures and sells snowplows, salt and sand spreaders, and related parts and accessories, for light and medium duty trucks, ATVs, UTVs and loaders. To learn more about BOSS, visit www.bossplow.com.

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative turf, landscape, rental and construction equipment, and irrigation and outdoor lighting solutions. With sales of more than $2 billion in fiscal 2013, Toro’s global presence extends to more than 90 countries through strong relationships built on integrity and trust, constant innovation and a commitment to helping customers enrich the beauty, productivity and sustainability of the land. Since 1914, the company has built a tradition of excellence around a number of strong brands to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties and agricultural fields. More information is available at www.thetorocompany.com.

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